Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

SECOND QUARTER OF FISCAL 2008

Calabasas Hills, CA – July 24, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the second quarter of fiscal 2008, which ended on July 1, 2008.

Total revenues increased 9% to $407.1 million in the second quarter of fiscal 2008 from $373.2 million in the prior year second quarter.  Net income and diluted net income per share were $19.1 million and $0.29, respectively.

Second quarter fiscal 2008 net income and diluted net income per share include the following items: (1) A reduction in after-tax stock-based compensation expense of $1.6 million reflecting an increase in the Company’s estimated rate of forfeited stock options; (2) An increase in income tax expense of $2.2 million in taxes and interest relating to the potential disallowance of the deductibility of certain executive compensation under the provisions of Internal Revenue Code Section 162(m); and (3) A decrease in income tax expense of $2.4 million relating to Internal Revenue Service approval of the Company’s application for a change in accounting for construction allowances.

Operating Results

Comparable restaurant sales decreased approximately 4.1% in the second quarter of fiscal 2008 from the prior year second quarter.

By concept, comparable restaurant sales decreased an estimated 4.1% and 4.5% at The Cheesecake Factory and Grand Lux Cafe, respectively, in the second quarter of fiscal 2008 from the prior year second quarter.

“We remain focused on executing against our business plan and controlling our costs, as well as strengthening our infrastructure by adding to our talented management team,” said David Overton, Chairman and CEO.  “Similar to most other casual dining operators, we continue to face headwinds from the current macroeconomic environment and are taking action to mitigate the impact of these conditions.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“Furthermore, during the second quarter we made a number of enhancements to our senior management team with appointments to newly created leadership positions in restaurant operations, kitchen operations and marketing.  Our management depth in these areas will further support our commitment to guest satisfaction and assist our efforts to continue building our brand in high-quality ways.  In addition, we were again active in returning capital to shareholders through our ongoing share repurchase program,” added Overton.

Stock Repurchases

The Company repurchased approximately 2.4 million shares of its common stock during the second quarter of fiscal 2008 at a total cost of approximately $52 million as part of its previously announced fiscal 2008 business plan, which includes estimated share repurchases of between $150 million and $200 million.  In the first half of fiscal 2008, the Company repurchased shares totaling approximately $97 million and has 12.9 million shares remaining under its 31 million share authorization.

Targeted New Restaurant Openings

As planned, the Company opened four Cheesecake Factory restaurants and the initial unit of its newest concept, RockSugar Pan Asian Kitchen, during the second quarter of fiscal 2008. The Company anticipates opening two Cheesecake Factory restaurants in the fourth quarter of fiscal 2008, for a total of seven new restaurants this year, in-line with its expectations.

“We had a few particularly strong openings during the second quarter,” continued Overton.  “The two Cheesecake Factory restaurants that opened in California, in Glendale and Roseville, have delivered combined average weekly sales in excess of $250,000 since opening.  These are strong numbers by any account, but are especially noteworthy in the current consumer environment, highlighting the strength of our brand.  In addition, the response to RockSugar Pan Asian Kitchen has been excellent with average weekly sales in excess of $205,000 since opening, which is a very solid performance for a new concept and for a restaurant that is relatively smaller in size at approximately 7,600 square feet,” concluded Overton.

Conference Call and Webcast

A conference call to review the results for the second quarter of fiscal 2008 will be held on Thursday, July 24, 2008 at 10:00 a.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through August 23, 2008.  To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page, and select the link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release are generally identified by words, such as “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar expressions that are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Approximately 12.9 million shares of the Company’s common stock may be purchased under the Company’s share repurchase authorization.  This authorization does not require the Company to purchase a specific number of shares and it may be modified, suspended or terminated at any time.  The timing and number of shares repurchased, if any, pursuant to the share repurchase authorization will be subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	July 1, 2008		July 3, 2007		July 1, 2008		July 3, 2007
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$407,134	100.0%	$373,167	100.0%	$800,937	100.0%	$729,750	100.0%
Costs and expenses:
Cost of sales	104,540	25.7%	92,283	24.7%	205,279	25.6%	181,843	24.9%
Labor expenses	133,192	32.7%	120,696	32.3%	265,715	33.2%	239,536	32.8%
Other operating costs and expenses	96,243	23.6%	85,199	22.9%	192,141	24.0%	169,993	23.3%
General and administrative expenses	20,211	5.0%	20,237	5.4%	40,554	5.1%	39,709	5.5%
Depreciation and amortization expenses	18,361	4.5%	15,633	4.2%	36,454	4.5%	31,023	4.3%
Preopening costs	4,619	1.1%	3,724	1.0%	7,105	0.9%	6,808	0.9%
Total costs and expenses	377,166	92.6%	337,772	90.5%	747,248	93.3%	668,912	91.7%
Income from operations	29,968	7.4%	35,395	9.5%	53,689	6.7%	60,838	8.3%
Interest expense	(4,080)	(1.0)%	(3,058)	(0.8)%	(7,619)	(0.9)%	(4,105)	(0.5)%
Interest income	596	0.1%	1,398	0.3%	1,118	0.1%	3,030	0.4%
Other income, net	61	0.0%	272	0.1%	(114)	0.0%	539	0.1%
Income before income taxes	26,545	6.5%	34,007	9.1%	47,074	5.9%	60,302	8.3%
Income tax provision	7,444	1.8%	10,299	2.7%	13,644	1.7%	18,188	2.5%
Net income	19,101	4.7%	23,708	6.4%	33,430	4.2%	42,114	5.8%

Basic net income per share	$0.29		$0.33		$0.50		$0.57
Basic weighted average shares outstanding	65,474		71,786		66,792		74,404

Diluted net income per share	$0.29		$0.33		$0.50		$0.56
Diluted weighted average shares outstanding	65,916		72,818		67,240		75,522

Selected Segment Information
Revenues:
Restaurants	392,604		$359,281		771,288		$702,362
Bakery	26,736		25,500		53,819		50,440
Intercompany bakery sales	(12,206)		(11,614)		(24,170)		(23,052)
	407,134		$373,167		800,937		$729,750

Income from operations:
Restaurants	46,510		$53,238		88,575		$95,359
Bakery	2,963		3,696		6,046		7,803
Corporate	(19,505)		(21,539)		(40,932)		(42,324)
	29,968		$35,395		53,689		$60,838

Selected Consolidated Balance Sheet Information	July 1, 2008	January 1, 2008
Cash and cash equivalents	$93,784	$36,867
Investments and marketable securities	1,001	12,362
Total assets	1,143,630	1,145,753
Long-term debt	275,000	175,000
Total liabilities	633,998	582,827
Stockholders’ equity	509,632	562,926

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
Supplemental Information	July 1, 2008	July 3, 2007	July 1, 2008	July 3, 2007
Comparable restaurant sales percentage change (1)	-4.1%	1.1%	-3.1%	0.8%
Restaurants opened during period	5	2	5	3
Restaurants open at period-end (2)	157	135	157	135
Restaurant operating weeks (2)	2,005	1,740	3,993	3,460

(1) Includes The Cheesecake Factory and Grand Lux Cafe

(2) Includes The Cheesecake Factory, Grand Lux Cafe and RockSugar Pan Asian Kitchen

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